Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Point Biopharma Global Inc. of our report dated March 15, 2021 (except for Notes 11 and 12, as to which the date is April 30, 2021), with respect to our audits of the consolidated financial statements of POINT Biopharma, Inc. and Subsidiaries as of December 31, 2020 and 2019 and for the year ended December 31, 2020 and for the period from September 18, 2019 (inception) through December 31, 2019.

/s/ Armanino LLP
ArmaninoLLP
San Jose, California

August 30, 2021